SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 25, 2005

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4600
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry Into a Material Definitive Agreement.

On February 25, 2005, First Union Real Estate Equity and Mortgage Investments (“First Union”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) providing for the sale of 3,640,000 shares of its newly designated B-1 Cumulative Convertible Redeemable Preference Shares (“Preferred Shares”) to a number of institutional buyers for $91,000,000 in gross proceeds.  The sale of the Preferred Shares was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and was consummated on February 28, 2005 (the “Closing Date”).  On the Closing Date, as required by the Purchase Agreement, First Union entered into an Investor Rights Agreement (the “Rights Agreement”) with the purchasers of the Preferred Shares (the “Investors”), which grants such Investors preemptive rights with respect to future issuances of securities by First Union, a co-investment right enabling them to participate in certain future investments by First Union, tag-along rights, drag-along rights in the event of a sale of substantially all the securities of First Union, and certain other rights.  The Rights Agreement is attached hereto as Exhibit 10.3.  On the Closing Date, First Union and the Investors also entered into a Registration Rights Agreement, attached hereto as Exhibit 10.2, which requires First Union to register the resale of the common shares issuable upon conversion of the Preferred Shares within two years of the Closing Date and permits the Investors to participate in certain other registered offerings by the Company.

Bruce Berkowitz, a Trustee of First Union, is affiliated with one of the Investors, Fairholme Ventures II, LLC.  Mr. Berkowitz is the Managing Member of Fairholme Capital Management, LLC, which is the Managing Member of Fairholme Ventures II, LLC, and owns approximately 8% of the interests in Fairholme.  A company owned by Mr. Berkowitz is also entitled to receive a management fee from Fairholme Ventures II, LLC.

Item 3.02.  Unregistered Sales of Equity Securities

As described above under Item 1.01, First Union issued 3,640,000 shares of Preferred Shares on February 28, 2005 for gross proceeds of $91,000,000.  The sale of the Preferred Shares was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The Certificate of Designations for the Preferred Shares is attached hereto as Exhibit 4.1. The net proceeds to First Union, after payment of placement fees but before payment of other expenses, was $86,200,000. The shares will be entitled to cumulative dividends at a minimum rate of 6.5% and will be convertible into common stock at a conversion price of $4.50, subject to anti-dilution adjustments. If fully converted, the shares would represent approximately 38.7% of the outstanding common stock.

Item 5.02.  Election of Directors.

Pursuant to the Purchase Agreement, on February 28, 2005 Steven Mandis, Vice Chairman and Chief Investment Officer of Halcyon Structured Opportunities Fund, L.P. (“Halcyon”), one of the Investors, was appointed to the Board of Trustees of First Union.  Other than the transactions described herein in connection with the Purchase Agreement and Rights Agreement, and the ownership of an aggregate of 880,000 Preferred Shares by Halcyon and its affiliates, Steven Mandis did not engage in any related party transactions with First Union since the beginning of its last fiscal year.

Item 5.03.  Amendment to By-laws.

Pursuant to the Purchase Agreement, on February 28, 2005 First Union amended its by-laws to permit certain of the Investors to own Preferred Shares convertible into more than 9.8% of the common shares.  Such Investors are not permitted to exceed the ownership levels attained as a result of the purchase of the Preferred Shares, except in connection with the exercise of preemptive rights provided for in the Rights Agreement and the purchase of common shares as the result of the exercise of rights provided for in the Certificate of Designations.  A copy of the amendment to the by-laws is attached hereto as Exhibit 3.1.

Item 7.01                Regulation FD Disclosure

On February 25, 2005 First Union announced the transaction described in Items 1.01 and 3.02 above.  A copy of this release is attached hereto as Exhibit 99.1.

On February 28, 2005 First Union announced that it had entered into entered into a settlement agreement with the State of California relating to its formerly held Peachtree Mall asset pursuant to which First Union will be paid, as previously disclosed, $11 million in exchange for the extinguishment of its claims against the State.  The settlement is subject to both final court approval and legislative funding.  It is not expected that the proceeds will be received until the State of California’s 2005-2006 fiscal year.

Item 9.01.  Financial Statements and Exhibits

(c)                                  Exhibits

3.1	Amendment to By-Laws.

4.1	Certificate of Designations for Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest.

10.1	Securities Purchase Agreement, dated February 25, 2005, between First Union Real Estate Equity and Mortgage Investments, Perrin Holden & Davenport Capital Corp. and the Investors named therein.

10.2	Registration Rights Agreement, dated February 28, 2005, between First Union Real Estate Equity and Mortgage Investments and the Investors named therein.

10.3	Investor Rights Agreement, dated February 28, 2005, between First Union Real Estate Equity and Mortgage Investments and the Investors named therein.

99.1	Corrective Press Release, dated February 28, 2005 correcting Press Release dated February 28, 2005.

99.2	Press Release, dated February 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 1st day of March, 2005.

FIRST UNION REAL ESTATE EQUITY AND
MORTGAGE INVESTMENTS

By:	/s/ Carolyn Tiffany
Carolyn Tiffany
Chief Operating Officer